      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 20, 1999
================================================================================

                       Securities and Exchange Commission
                             Washington, D.C. 20549

                            -----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            -----------------------

                                SUMMA INDUSTRIES
             (Exact name of registrant as specified in its charter)

          DELAWARE                                       95-1240978
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

        21250 HAWTHORNE BOULEVARD, SUITE 500, TORRANCE, CALIFORNIA 90503
           (Address of Principal Executive Office, including Zip Code)

                     PLASTRON ACQUISITION STOCK OPTION PLAN
                            (Full title of the plan)

                            TRYGVE M. THORESEN, ESQ.
                      21250 HAWTHORNE BOULEVARD, SUITE 500
                           TORRANCE, CALIFORNIA 90503
                     (Name and address of agent for service)

                                 (310) 792-7024
          (Telephone number, including area code, of agent for service)

                            -----------------------

                         CALCULATION OF REGISTRATION FEE

=========================================================================================================
                                                Proposed                Proposed
Title of                Amount                  maximum                 maximum              Amount of
securities to           to be                   offering price          aggregate            registration
be registered           registered(1)           per share(2)            offering price(2)    fee
---------------------------------------------------------------------------------------------------------
Common Stock,           55,250 shares           $9.553                  $527,803.25           $158.34
$.001 par value
=========================================================================================================

(1) There is also being registered hereunder such additional undetermined number of shares of Common Stock that may be issued from time to time as a result of the anti-dilution provisions of the Plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on the price at which stock options may be exercised.
================================================================================

                                  INTRODUCTION

         This Registration Statement on Form S-8 is filed by Summa Industries, a Delaware corporation (the "Company"), relating to 55,250 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), issuable to eligible employees and consultants of the Company under the Plastron Acquisition Stock Option Plan (the "Plan").

                                     PART I

                           INFORMATION REQUIRED IN THE
                            SECTION 10(A) PROSPECTUS

         The documents containing the information specified in Part I (plan information and registrant information) will be sent or given to participants as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act").

                                     PART II

                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

         The following documents previously filed by the Company with the Commission are incorporated herein by reference and made a part hereof:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1998;

         (b) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended November 30, 1998 and February 28, 1999;

         (c) The Company's Current Report on Form 8-K dated March 5, 1999; and

         (d) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into the prospectus and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         The legality of the shares of Common Stock offered hereby has been passed upon for the Company by Trygve M. Thoresen, Vice President, General Counsel & Secretary of the Company. Mr. Thoresen beneficially owns approximately 1,900 shares of the Company's Common Stock and, under stock option plans of the Company, holds options to purchase 87,907 shares of Common Stock at varying prices, 64,615 of which are vested as of the filing date hereof.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law (the "GCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Section 145(b) of the GCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

         Section 145 of the GCL further provides that (i) to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such officer or director shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith, (ii) expenses (including attorneys' fees) incurred by a director or officer in defending any such action may be paid in advance of the final disposition of such action upon receipt of an undertaking to repay such amounts if it is ultimately determined that such director or officer was not entitled to indemnification, (iii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and (iv) the Company may purchase and maintain insurance on behalf of a director or officer of the Company against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liabilities under Section 145.

         The Company's Certificate of Incorporation requires that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the GCL is amended to authorize, with the approval of a corporation's stockholders, further reductions in the liability of the directors of a corporation for breach of fiduciary duty, then a director of the Company shall not be liable for any such breach to the fullest extent permitted by the GCL as so amended. Any repeal or modification of the foregoing provisions by the stockholders of the Company will not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

         The Company's Bylaws require that the Company shall, to the fullest extent authorized under the laws of the State of Delaware, as those laws may be amended and supplemented from time to time, indemnify any director made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of being a director of the Company or a predecessor corporation or, at the Company's request a director or officer of another corporation, provided, however, that the Company shall indemnify any such agent in connection with a proceeding initiated by such agent only if such proceeding was authorized by the Board of Directors of the Company. The indemnification in the Bylaws shall (i) not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, (ii) continue as to a person who has ceased to be a director, and
(iii) inure to the benefit of the heirs, executors and administrators of such a person. The Company 's obligation to provide indemnification shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the Company or any other person.

         Under the Bylaws, expenses incurred by a director of the Company in defending a civil or criminal action, suit or proceeding by reason of the fact that he is or was a director of the Company (or was serving at the Company's request as a director or officer of another entity) shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized by the GCL. Notwithstanding the foregoing, the Company shall not be required to advance such expenses to an agent who is a party to an action, suit or proceeding brought by the Company and approved by a majority of the Board of Directors which alleges willful misappropriation of corporate assets by such agent, disclosure of confidential information in violation of such agent's fiduciary or contractual obligations to the Company or any other willful and deliberate breach in bad faith of such agent's duty to the Company or its stockholders.

         The Bylaws further provide that its indemnification provisions shall be deemed to be a contract between the Company and each director who serves in such capacity at any time while the provisions are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. The Board of Directors, in its discretion, shall have power to indemnify any person, other than a director, made a party to any action, suit or proceeding by reason of the fact that he, his testator or intestate, is or was an officer or employee of the Company.

         The Bylaws also state that Section 145 of the GCL shall be interpreted as follows: an "other enterprise" shall be deemed to include an employee benefit plan, including without limitation, any plan of the Company which is governed by the Act of Congress entitled "Employee Retirement Income Security Act of 1974," as amended from time to time; the Company shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the Company also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed "fines."

         The Company also maintains directors and officers liability insurance covering the costs of defense, settlement or payment of a judgment under certain circumstances.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         See Exhibit Index appearing at page 7 below.

ITEM 9.  UNDERTAKINGS.

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                           provided, however, that paragraphs (a)(1)(i) and
(a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                   (2) That, for the purpose of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against pubic policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Torrance, State of California, on May 17, 1999.

                                               SUMMA INDUSTRIES

                                               By: /s/  Trygve M. Thoresen
                                                   ----------------------------
                                                   Trygve M. Thoresen,
                                                   Vice President,
                                                   General Counsel & Secretary

          Each person whose signature appears below constitutes and appoints James R. Swartwout and Trygve M. Thoresen his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, with full powers and authority, to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, each acting alone, or his substitutes or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                                          Title                                       Date
---------                                          -----                                       ----
/s/ James R. Swartwout                 Chairman of the Board, President                    May 17, 1999
------------------------------         & Chief Financial Officer
James R. Swartwout                     (Principal Executive and Financial Officer)

/s/ Michael L. Horst                   Director                                            May 17, 1999
------------------------------
Michael L. Horst

/s/ William R. Zimmerman               Director                                            May 17, 1999
------------------------------
William R. Zimmerman

/s/ David McConaughy                   Director                                            May 17, 1999
------------------------------
David McConaughy

/s/ Byron C. Roth                      Director                                            May 17, 1999
------------------------------
Byron C. Roth

/s/ Josh T. Barnes                     Director                                            May 17, 1999
------------------------------
Josh T. Barnes

/s/ Paul A. Walbrun                    Vice President & Controller                         May 17, 1999
------------------------------         (Principal Accounting Officer)
Paul A. Walbrun


                                  EXHIBIT INDEX


EXHIBIT
NUMBER                              DESCRIPTION
-------                             -----------
4.1                Certificate of Incorporation of the Company(1)

4.2                Bylaws of the Company(1)

5.1                Opinion of Trygve M. Thoresen, Esq.

10.1               Plastron Acquisition Stock Option Plan(2)

23.1               Consent of Arthur Andersen LLP

23.2               Consent of Trygve M. Thoresen, Esq. (included in Exhibit 5.1)

24.1               Power of Attorney (contained in signature page hereof)

------------------

(1) Incorporated by reference from the appendices to the Company's definitive Proxy Statement on Schedule 14A, file no. 001-07755, for the Annual Meeting of Shareholders held on January 26, 1998.

(2) Incorporated by reference from the exhibits to the Company's Form 8-K dated March 5, 1999.